Contact: Jack Lowry
Vice President of Finance and CFO
734- 414-6100

PERCEPTRON ANNOUNCES RESULTS FOR THIRD QUARTER OF FISCAL YEAR 2008

Plymouth, Michigan, May 14, 2008 - Perceptron, Inc. (NASDAQ: PRCP) today announced net sales of $18.2 million, an operating loss of $18,000 and net income of $211,000, or $0.02 per diluted share, for its third quarter of fiscal year 2008 that ended March 31, 2008. This compares with sales of $16.0 million, operating income of $1.0 million, and net income of $691,000, or $0.08 per diluted share, for the quarter ended March 31, 2007. For the nine months ended March 31, 2008, the Company had net sales of $55.0 million, operating income of $2.5 million and net income of $470,000 or $0.05 per diluted share. This compares to net sales of $38.9 million, an operating loss of $1.7 million, and a net loss of $814,000, or $0.10 per diluted share, in the first nine months of fiscal year 2007.

The Company’s net sales increased by approximately $2.2 million, or 14%, compared to the same quarter one year ago. The increase came principally from higher sales of the Ridgid(R) SeeSnake(R) micro(TM) commercial product. Component sales in ScanWorks(R) and ScanTrak(TM), within the Company’s Technology Products segment also showed growth during the quarter. During the third quarter, the Company began selling components to Northern Digital Inc (“NDI”) for a new product named ScanTrak(TM). ScanTrak(TM) integrates Perceptron’s ScanWorks(R) V5 laser scanner with NDI’s OPTOTRAK(R) PROseries optical tracker that NDI sells worldwide. ScanTrak(TM) allows an operator to easily scan large parts, such as complete car bodies or aerospace assemblies.

Sales in the Automated Systems segment were down approximately $600,000 from the same quarter last year. “Automated Systems sales continued to be affected by the significant softness in the U.S. domestic automotive market,” noted Jack Lowry, Perceptron’s CFO. “Sales in Europe were level with the same quarter last year due to the positive impact of the stronger Euro. Sales in Asia, although still modest, more than doubled compared to the third quarter of last year. We remain encouraged that our investments in Asia over the past two years are beginning to show increasingly positive results.”

On a year-to-date basis, net sales increased 41% over fiscal 2007. The increase was primarily due to growth in the Technology Products segment, led by sales of the Ridgid(R) SeeSnake(R) micro(TM) commercial product. Automated Systems sales were up approximately 4% in fiscal year 2008 compared to fiscal year 2007.

The gross margin percentage this quarter was 43.6% compared to 45.5% in the third quarter of fiscal 2007. The decline primarily resulted from higher margin Automated Systems sales being a lesser portion of total sales this quarter compared to the same quarter last year. Gross margins year-to-date are at 43.4% compared to 41.9% last year. The improvement is principally due to the higher sales level year-to-date in fiscal 2008 compared to fiscal 2007 with relatively fixed labor costs. This was partially offset by the reduction in Automated Systems sales as a percentage of total year-to-date sales.

47827 Halyard Drive • Plymouth, Michigan 48170 • Phone 734-414-6100 • Fax 734-414-4700

May 14, 2008

Selling, General, and Administrative expenses (SG&A) were $1.6 million or 38% higher in the third quarter of fiscal 2008 than in the third quarter of fiscal 2007. The increase in SG&A was primarily due to costs and professional fees related to the retirement of a corporate executive in the third quarter, project costs for the implementation of Sarbanes-Oxley Section 404 internal control requirements, co-op marketing costs associated with the Ridgid(R) SeeSnake(R) micro(TM) commercial product, the impact on European costs due to the strength of the Euro, and higher compensation and related personnel costs in both Asia and the Technology Products segment to support planned growth opportunities. In the first nine months of fiscal 2008 SG&A expense increased by $2.5 million, or 21%, over the first nine months of fiscal 2007. The reasons for the increase are primarily the same as those for the third quarter.

Third quarter Research and Development (R&D) expenses were $92,000, or 5%, higher than one year ago. The increase was due to higher engineering materials and higher personnel related costs related to new product development in the Technology Products segment of our business, partially offset by lower costs related to Automated Systems R&D. R&D costs increased $845,000, or 15%, in the nine months of fiscal 2008 over fiscal 2007. The reasons for the year-to-date increase are the same as those for the third quarter.

The Company had new order bookings during the quarter of $20.6 million compared to $20.0 million in the same quarter last year. The Company’s rate of new order bookings normally fluctuates from quarter to quarter due to the timing of customer orders. The Company's backlog was $23.7 million as of March 31, 2008 compared with $26.6 million at March 31, 2007 and $21.3 million as of December 31, 2007. The Company’s $26.6 million backlog at March 31, 2007 was the Company’s highest quarter ending backlog in the past five years. The $23.7 million backlog at March 31, 2008 was the Company’s second highest quarter ending backlog over that same period. The Company’s balance sheet continues to be strong. As of March 31, 2008 the Company had no debt, cash and cash equivalents of $19.9 million and shareholders’ equity of $58.9 million, or $6.54 per diluted share.

Harry Rittenour, President and Chief Executive Officer, commented, "In the third quarter all of our commercial product revenue came from sales of the Ridgid(R) SeeSnake(R) micro(TM). During the third quarter we completed tooling and conducted pilot production runs for new commercial products that we anticipate will begin shipping in the current quarter. The Company has a series of commercial products and accessories of increasing sophistication that we intend to introduce in future months. At this point, however, we anticipate that our fourth quarter revenue will be similar to our revenue level in the third quarter. While we expect some revenue from the shipment of new commercial products in the fourth quarter, the primary impact will be seen beginning in fiscal year 2009. We expect revenue growth in fiscal year 2009 based on the positive trends we see from our investments in Asia and in our existing, as well as new, Technology Products. As a result, we remain excited about our future. The products we are introducing into our automotive market continue to generate considerable interest and the continued growth in Asia is quite encouraging. On the commercial products front, agreements with our strategic partners and the new commercial products we anticipate will begin to ship this quarter will help increase the distribution of our visual technology tools to a wide range of professional tradespeople.”

Perceptron, Inc. will hold a conference call/webcast chaired by Harry Rittenour, President & CEO, tomorrow, Thursday, May 15, 2008 at 10:00 a.m. (EDT). Investors can access the call at http://www.visualwebcaster.com/event.asp?id=48449 or by dialing 877 461-2816 (domestic callers) or 416 695-9761 (international callers). The conference ID is 3260778.

May 14, 2008

If you are unable to participate during the live webcast, the call will be digitally rebroadcast for the next seven days. You can access the rebroadcast by dialing 800 408-3053 (domestic callers) or 416 695-5800 (international callers) and entering the passcode 3260778. A replay of the call will also be available in the “Company-News” section of the Company’s website at www.perceptron.com for approximately one year following the call.

About Perceptron
Perceptron develops, produces, and sells non-contact measurement and inspection solutions for industrial and commercial applications. The Company’s Automated Systems Products provide solutions for manufacturing process control as well as sensor and software technologies for non-contact measurement and inspection applications. Automotive and manufacturing companies throughout the world rely on Perceptron’s metrology solutions to help them manage their complex manufacturing processes to improve quality, shorten product launch times and reduce overall manufacturing costs. Perceptron’s Technology Products provide innovative solutions for scanning and inspection, serving industrial, trade and consumer applications. The Company also offers Value Added Services such as training and customer support services. Headquartered in Plymouth, Michigan, Perceptron has approximately 240 employees worldwide, with operations in the United States, Germany, France, Spain, Brazil, Japan, Singapore and China. For more information, please visit www.perceptron.com.

Ridgid(R) and SeeSnake(R) micro(TM) are registered trademarks of Ridgid, Inc.

May 14, 2008

Safe Harbor Statement
Certain statements in this press release may be "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, including the Company's expectation as to fiscal 2008, fiscal 2009 and future revenue, expenses, new order bookings, net income and backlog levels, trends affecting its future revenue levels, the rate of new orders, the timing of, the introduction of and revenue and net income increases from new products which the Company has recently introduced or has not yet released and from the Company’s plans to make important new investments, largely for personnel, for newly introduced products and geographic growth opportunities in the U.S., Europe, Eastern Europe, and Asia. The Company assumes no obligation for updating any such forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements. Actual results could differ materially from those in the forward-looking statements due to a number of uncertainties in addition to those set forth in the press release, including, but not limited to, those set forth in “Item 1A - Risk Factors” of the Company’s Annual Report on Form 10-K for fiscal 2007, the dependence of the Company's revenue on a number of sizable orders from a small number of customers concentrated in the Automotive industry, particularly in the U.S. and Europe, the dependence of the Company’s net income levels on increasing revenues, continued pricing pressures from the Company’s customers, the timing of orders and shipments which can cause the Company to experience significant fluctuations in its quarterly and annual revenue, order bookings, backlog and operating results, timely receipt of required supplies and components which could result in delays in anticipated shipments, continued access to third party components for our ScanWorks(R) systems, the ability of the Company to successfully compete with alternative and similar technologies, the timing, number and continuation of the Automotive industry's retooling programs, including the risk that the Company’s customers postpone new tooling programs as a result of economic conditions or otherwise, the ability of the Company to develop and introduce new products, the ability of the Company to expand into new markets in Eastern Europe and Asia, the ability of the Company to attract and retain key personnel, especially technical personnel, the quality and cost of competitive products already in existence or developed in the future, rapid or unexpected technological changes, the ability of the Company to identify and satisfy demand for the Company’s Value Added Services, the ability of the Company to identify business opportunities that fit the Company’s strategic plans, the ability of the Company to implement identified business opportunities on terms acceptable to the Company and the effect of economic conditions, particularly economic conditions in the domestic and worldwide Automotive industry, which has from time to time been subject to cyclical downturns due to the level of demand for, or supply of, the products produced by companies in this industry. The ability of the Company to develop and introduce new products, especially in markets outside of automotive, is subject to a number of uncertainties, including general product demand and market acceptance risks, the ability of the Company to resolve technical issues inherent in the development of new products and technologies, the ability of the Company to identify and satisfy market needs, the ability of the Company to identify satisfactory distribution networks, the ability of the Company to develop internally or identify externally high quality cost effective manufacturing capabilities for the products, general product development and commercialization difficulties, and the level of interest existing and potential new customers may have in new products and technologies generally. The ability of the Company to expand into new geographic markets is subject to a number of uncertainties, including the timing of customer acceptance of the Company’s products and technologies, the impact of changes in local economic conditions, the ability of the Company to attract the appropriate personnel to effectively represent, install and service the Company’s products in the market and uncertainties inherent in doing business in foreign markets, especially those that are less well developed than the Company’s traditional markets, such as the impact of fluctuations in foreign currency exchange rates, foreign government controls, policies and laws affecting foreign trade and investment, differences in the level of protection available for the Company’s intellectual property and differences in language and local business and social customs. The ability of the Company to identify and satisfy demand for the Company’s Value Added Services is subject to a number of uncertainties including that these services represent discretionary spending by customers and so tend to decline during economic downturns even if product sales do not decline. The Company's expectations regarding future bookings and revenues are projections developed by the Company based upon information from a number of sources, including, but not limited to, customer data and discussions. These projections are subject to change based upon a wide variety of factors, a number of which are discussed above. Certain of these new orders have been delayed in the past and could be delayed in the future. Because the Company's Automated Systems products are typically integrated into larger systems or lines, the timing of new orders is dependent on the timing of completion of the overall system or line. In addition, because Automated Systems products have shorter lead times than other components and are required later in the process, orders for the Company's products tend to be given later in the integration process. The products in the Company’s Technology Products segment are subject to the timing of firm orders from its customers, which may change on a monthly basis. In addition, because the products in the Company’s Technology Products segment require short lead times from firm order to delivery, the Company purchases long lead time components before firm orders are in hand. A significant portion of the Company’s projected revenues and net income depends upon the Company’s ability to successfully develop and introduce new products and expand into new geographic markets. Because a significant portion of the Company’s revenues are denominated in foreign currencies and are translated for financial reporting purposes into U.S. Dollars, the level of the Company’s reported net sales, operating profits and net income are affected by changes in currency exchange rates, principally between U.S. Dollars and Euros. Currency exchange rates are subject to significant fluctuations, due to a number of factors beyond the control of the Company, including general economic conditions in the United States and other countries. Because the Company’s expectations regarding future revenues, order bookings, backlog and operating results are based upon assumptions as to the levels of such currency exchange rates, actual results could differ materially from the Company’s expectations.

- Financial Tables Follow -

May 14, 2008

PERCEPTRON, INC.
SELECTED FINANCIAL DATA
(In Thousands Except Per Share Amounts)

Condensed Income Statements	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2008	2007	2008	2007
Net Sales	$18,203	$15,954	$54,986	$38,898
Cost of Sales	10,265	8,697	31,106	22,608
Gross Profit	7,938	7,257	23,880	16,290
Selling, General and Administrative Expense	5,821	4,219	14,833	12,284
Engineering, Research and Development Expense	2,135	2,043	6,532	5,687
Operating Income (Loss)	(18)	995	2,515	(1,681)
Interest Income, net	267	188	811	767
Foreign Currency and Other	251	(2)	438	(18)
Impariment on Long-term Investment	-	-	(2,614)	-
Income (Loss) Before Income Taxes	500	1,181	1,150	(932)
Income Tax Expense (Benefit)	289	490	680	(118)
Net Income (Loss)	$211	$691	$470	$(814)

Earnings (Loss) Per Share
Basic	$0.02	$0.09	$0.06	($0.10)
Diluted	$0.02	$0.08	$0.05	($0.10)

Weighted Average Common Shares Outstanding
Basic	8,549	7,950	8,387	8,143
Diluted	9,010	8,633	8,944	8,143

Condensed Balance Sheets		March 31,	June 30,
		2008	2007
Cash and Cash Equivalents		$19,852	$10,878
Short-term Investments		-	6,300
Receivables, net		21,602	24,944
Inventories, net		8,854	7,625
Other Current Assets		6,195	4,268
Total Current Assets		56,503	54,015

Property and Equipment, net		7,245	7,057
Long-term Investments		3,231	-
Other Non-Current Assets, net		5,068	4,384
Total Non-Current Assets		15,544	11,441

Total Assets		$72,047	$65,456

Current Liabilities		$13,117	$11,651
Shareholders' Equity		58,930	53,805
Total Liabilities and Shareholders' Equity		$72,047	$65,456